Exhibit 99.1

NEWS RELEASE

SANDRIDGE ENERGY, INC. ANNOUNCES ONE-TIME $1.50 PER SHARE DIVIDEND

AND A 10% INCREASE TO ITS ON-GOING QUARTERLY DIVIDEND TO $0.11

PER SHARE FROM THE CURRENT $0.10 PER SHARE

Oklahoma City, Oklahoma, January 16, 2024 /PRNewswire/—SandRidge Energy, Inc. (the “Company”) today announced that its Board of Directors (the “Board”) has (1) declared a one-time dividend of $1.50 per share (for a total payout of approximately $55 million) and (2) planned an on-going quarterly dividend increase to $0.11 per share, increased from the current $0.10 per share starting with the next quarterly payout.

The one-time $1.50 per share dividend will be payable on February 20, 2024 to shareholders of record on February 5, 2024.

The Board also announced that it currently plans to increase its on-going quarterly dividend to $0.11 per share starting with the next quarterly payout, estimated to be first paid in March 2024, continuing every quarter thereafter until noticed.

The Company will continue to maintain sufficient resources to execute on value accretive merger and acquisition opportunities, which could bring synergies, complement our portfolio of assets, or otherwise yield attractive returns. We will also continue to focus on growing the value of our asset base while exercising prudent capital allocations to projects that provide high rates of returns in the current commodity price environment.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, acquisition, and production of oil and gas assets. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave., Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on present circumstances and on the Company’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statements of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.